Exhibit 99.3

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING ANNOUNCES TENDER OFFER AND
CONSENT SOLICITATION FOR ANY AND ALL OF ITS
8.75% SENIOR SUBORDINATED NOTES DUE 2019

        Wyomissing, PA (October 15, 2013)—Penn National Gaming, Inc. (PENN: Nasdaq) ("Penn") announced today that it is commencing a cash tender offer for any and all of the $325 million aggregate outstanding principal amount of its 8.75% senior subordinated notes due 2019 (CUSIP No. 707569AN9) and a related consent solicitation to effect certain amendments to the indenture governing the notes.

        As part of the tender offer, Penn is soliciting consents for amendments that would eliminate or modify certain covenants, events of default and other provisions contained in the indenture governing the notes. Holders who tender their notes will be deemed to consent to all of the proposed amendments, and holders may not deliver consents without tendering their notes. The tender offer and consent solicitation is being made pursuant to the Offer to Purchase and Consent Solicitation Statement, dated October 15, 2013, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

        The tender offer will expire at 5:00 p.m., New York City time, on November 13, 2013, unless the tender offer is extended or earlier terminated (the "Expiration Date"). Under the terms of the tender offer and consent solicitation, holders of the notes who validly tender their notes and deliver their consents at or prior to 5:00 p.m., New York City time, on October 28, 2013 (as such time and date may be extended, the "Consent Payment Deadline") and do not withdraw their notes or revoke their consents at or prior to 5:00 p.m., New York City time, on October 28, 2013 (such date and time, as it may be extended, the "Withdrawal Deadline"), and whose notes are accepted for purchase, will receive the "Total Consideration" of $1,107.24 per $1,000 principal amount of tendered notes, which is equal to the "Tender Offer Consideration" of $1,087.24 per $1,000 principal amount of tendered notes plus a consent payment of $20.00 per $1,000 principal amount of tendered notes. Holders of notes who validly tender their notes after the Consent Payment Deadline but at or prior to the Expiration Date, and whose notes are accepted for purchase, will receive only the Tender Offer Consideration. In addition to the Total Consideration or the Tender Offer Consideration, as the case may be, holders whose notes are accepted in the tender offer will receive accrued and unpaid interest from and including the most recent interest payment date, and up to, but excluding, the applicable settlement date.

        Penn reserves the right but is under no obligation, on any day following the Consent Payment Deadline and prior to the Expiration Date (the "Early Settlement Date"), to accept for purchase any notes validly tendered prior to the Early Settlement Date (and not withdrawn at or prior to the Withdrawal Deadline), subject to satisfaction or waiver of the conditions to the tender offer.

        Penn intends to call for redemption any and all notes not tendered in the tender offer. Penn may call the notes for redemption, and effect the satisfaction and discharge of the indenture governing the notes, as early as the Early Settlement Date.

        The tender offer and consent solicitation is subject to certain conditions, including the condition that Penn has completed one or more financing transactions resulting in net proceeds to Penn that are sufficient to pay the Total Consideration, plus accrued and unpaid interest from and including the most recent interest payment date and up to, but not including, the applicable settlement date, in respect of all of the notes, as well as related fees and expenses of the tender offer and consent solicitation. If any of the conditions are not satisfied, Penn is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered notes or delivered consents and may terminate the tender offer and consent solicitation.

        This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

        Requests for documents relating to the tender offer and consent solicitation may be directed to i-Deal, LLC, the Information Agent, toll-free at (888) 593-9546 or (212) 849-3880 (banks and brokers). J.P. Morgan and BofA Merrill Lynch will act as Dealer Managers for the tender offer and solicitation agents for the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to J.P. Morgan, toll-free at (800) 245-8812, or BofA Merrill Lynch, toll-free at (888) 292-0070.

About Penn National Gaming

        Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment. The Company presently operates twenty-eight facilities in eighteen jurisdictions, including Florida, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario. In aggregate, Penn National's operated facilities currently feature approximately 33,000 gaming machines, 800 table games, 2,900 hotel rooms and approximately 9.0 million total property square feet.

Forward-looking Statements

        This press release and the information incorporated by reference herein include "forward looking statements," including statements about tender offer and consent solicitation and other transactions. These statements can be identified by the use of forward looking terminology such as "expects," "believes," "estimates," "expects," "intends," "may," "will," "should" or "anticipates" or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about Penn and its subsidiaries, and accordingly, any forward looking statements are qualified in their entirety by reference to the factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission (the "SEC"). Important factors that could cause actual results to differ materially from the forward looking statements include, without limitation, risks related to the following: the proposed transactions, including the proposed spin-off from Penn of Gaming and Leisure Properties, Inc. ("GLPI"), our ability to raise the capital necessary to finance the spin-off and related transactions, our ability to consummate the proposed transactions on the timeline and at the costs expected and to achieve the expected benefits thereof, Penn's ability to successfully conduct and expand Penn's business and GLPI's ability to successfully conduct its business following the consummation of the proposed transactions and the diversion of management's attention from Penn's business; Penn's ability to obtain timely regulatory approvals required to operate and manage Penn's facilities, or other delays or impediments to implementing Penn's business plan, including favorable resolution of any related litigation, including the appeal by the Ohio Roundtable addressing the legality of video lottery terminals in Ohio; Penn's ability to secure state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; Penn's ability to reach agreements with the thoroughbred and harness horseman in Ohio in connection with the proposed relocations and to otherwise maintain agreements with Penn's horseman, pari-mutuel clerks and other organized labor groups; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which Penn do or seek to do business (such as a smoking ban at any of Penn's facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of Penn's competitors and the rapid emergence of new competitors (traditional, internet and sweepstakes based); increases in the effective rate of taxation at any of Penn's properties or at the corporate level; Penn's ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; financial, operational, regulatory or other potential challenges of the subsidiary of GLPI from whom Penn will lease substantially all of the properties on which Penn conducted gaming operations after the spin-off; the fact that significant portions of Penn's cash flows will be required to be paid as rent after the spin-off; any unscheduled disruptions in Penn's technology services or interruption in the supply of electrical power; the costs and risks involved in the pursuit of such opportunities and Penn's ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; Penn's expectations for the continued availability and cost of capital; the outcome of pending legal proceedings; changes in accounting standards; Penn's dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors discussed in Penn's filings with the SEC. All subsequent written and oral forward looking statements attributable to Penn or persons acting on Penn's behalf are expressly qualified in their entirety by the cautionary statements included in this press release. Penn undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

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